Exhibit 10.3

January 29, 2015

Kenneth Gianella

[address]

Dear Ken:

On behalf of Silver Spring Networks, Inc. (the "Company"), I am pleased to offer you the opportunity to receive certain benefits in the event of your termination without cause or "constructive termination" from the Company in connection with a Change of Control.  These benefits are summarized below and are qualified in their entirety by the definitions, terms and conditions in Attachment A.

Benefits Upon Termination Without Cause or Constructive Termination in Connection with a Change of Control*

If your termination occurs 2 months prior to or 12 months after a change of control:

•	6 months of your base salary + pro-rated bonus (if any)
•	6 months ongoing medical and other related benefits
•	Equity vesting acceleration - 50% of your unvested equity will accelerate and become vested
*	You may be required by the acquirer to continue employment for up to 3 months in order to receive these benefits.

Prior Agreements

To receive these benefits, you must waive any rights you have relating to similar severance benefits  contained in any other agreement (including your offer letter of employment or prior versions of this award letter) or award you have previously entered into with or received from the Company.

To indicate your acceptance of the Company's offer (including the terms and conditions in Attachment A), please sign and date this agreement in the space provided at the end of Attachment A, initial the other pages where indicated, and return it to me no later than 10 days from the date of this letter, at which time this offer will expire.

Very truly yours,

James Burns
CFO & Executive Vice President
Silver Spring Networks, Inc.

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ATTACHMENT A

Definitions, Terms and Conditions

1. Termination of Employment.

a. At-Will Employment. Your employment with the Company is at-will, meaning either you or the Company can terminate your employment at any time, with or without cause, and with or without notice. Neither you nor the Company can change the "at will" nature of your employment, unless the CEO of the Company and you sign a written contract that explicitly changes your status as an "at will" employee.

b. Payment & Benefits Upon Termination. Your entitlement to payment and benefits upon termination is as follows:

(i) Termination Without "Cause" or "Constructive Termination" in Connection with a Change of Control.  If, within the period beginning two months prior to and ending twelve months following a Change of Control (as defined in Section 3((b) below), your employment is (1) terminated involuntarily other than (x) for Cause (as defined in Section 3(a), below), (y) your Disability (as defined in Section 3(e), below) or (z) your death or (2) in the event of your "Constructive Termination" (as defined in Section 3(d) below):

(A) you will receive payment for any earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment; and,

(B) in the event you execute and do not revoke a separation agreement, including a release of claims ("Release"), to be drafted by the Company based upon its standard forms, you will be offered the Separation Compensation (as defined in Section 2,below).  You will not be entitled to or offered any form of additional severance pay or benefits other than the Separation Compensation (e.g., you will not be entitled to pay or benefits under any employee severance plan that is generally applicable to employees).

(ii) Termination Without Cause or Constructive Termination Other Than in Connection with a Change of Control. If your employment is terminated without Cause or your Constructive Termination does not occur within the period beginning two months prior to and ending twelve months following a Change of Control you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment.   You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

(iii) Voluntary Termination. If you voluntarily terminate your employment, or give notice that you will voluntarily terminate your employment at a future date (and whether or not the Company accelerates the effective date of your resignation date that you provide to an earlier termination date), you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of termination.  You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

(iv) Termination for Cause. If your employment is terminated for Cause, you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment.  You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

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(v) Termination due to death or Disability. If your employment is terminated due to your death or Disability, you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment.   You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

2. Separation Compensation. If you are entitled to Separation Compensation under Section   (b)(i) above and your Termination  without  Cause or your Constructive Termination  occurs within  the period beginning two months prior to and ending twelve months following a Change of Control, your "Separation Compensation" will include each of the following, provided however that you may be required by the successor entity  (at its sole discretion) to continue  your employment for up to three (3) months from the effective date of a Change of Control in order to be eligible to receive any or all of the following:

a. Salary Continuance. You will be offered pay equal to six (6) months of your regular base salary and a pro-rated bonus (if any), subject to applicable payroll deductions and withholdings.   The first salary continuance payment equal to three (3) months of your regular base salary shall be made on the thirtieth (30th) day following your termination of employment (unless a longer period is required by law to make the Release effective, in which case the first salary continuance payment shall me made on the sixtieth (60th) day following your termination of employment)  provided the Release is effective at such time, and the remainder shall be paid in monthly installments  beginning on the 1st day of the fourth month following  your termination of employment, and on the 1st day of each month thereafter, until the total payment obligation is fulfilled.

b. Acceleration of Vesting. The vesting applicable to any equity grants previously made by the Company to you shall accelerate (or the Company's repurchase right  with respect to such shares underlying such equity grants shall lapse) as to fifty percent (50%)  of the unvested shares underlying  such equity grant or grants at the time of termination, such acceleration effective immediately prior to such termination.

c. Other Benefits.  The Company will reimburse  you for your expenses in continuing  medical insurance benefits for you and your family (meaning  medical, dental, optical, and mental health, but not life, insurance) under the Company's benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the period beginning on the date your employment terminates and ending on the earlier of (a) six (6) months  following such date, or (b) the date you commence employment  with another entity.

3. Definitions.

a. Cause. For the purposes of this letter agreement, "Cause" for termination of your employment  will exist if you are terminated for any of the following reasons: (i) your material failure to perform your duties and responsibilities to the Company, including but not limited to a failure to cooperate with the Company in any investigation  or formal proceeding; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other  intentional  misconduct that results in material injury to the Company; (iii) the unauthorized use or disclosure by you of any proprietary  information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) you are convicted of, or enter a no contest plea to, a felony; or (v) your willful, wrongful and uncured breach of any of your obligations under any Company policy, written  agreement or covenant with the Company (including  this letter agreement).  The determination as to whether you are being terminated for cause shall be made in good faith by the Company's Board of Directors (the "Board").  The foregoing definition does not in any way limit the Company's ability to terminate your employment at any time as provided in Section 1 above.

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b. Change of Control. For purposes of this letter agreement, "Change of Control" of the Company is defined as: (i) the date any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent  to the date hereof, the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding  voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto  continuing  to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or (iv) the date of a change in the composition of the Board such that a majority of the members of the Board immediately following such change in composition are no longer "Incumbent Directors." For purposes of the foregoing clause (iv),"Incumbent Directors" means (a) members of the Board as of the date of this letter agreement, or (b) members of the Board elected or appointed to the Board following the date of this letter agreement other than in connection with an actual or threatened proxy contest.

c. Code. For purposes of this letter agreement, "Code" means the Internal Revenue Code of 1986, as amended.

d. Constructive Termination.  For the purposes of this letter agreement, "Constructive Termination" means the termination of your employment by you after the occurrence of any of the following events: (A) within the period beginning two months prior to and ending twelve months following a Change of Control, a material reduction in your job duties and responsibilities, or a material adverse change to your title to which you have not consented to in advance of such change; provided, however, that following a Change of Control, neither a change in your title to a substantially equivalent title within any successor entity nor a reassignment to a position that is substantially similar to your position prior to the Change of Control shall constitute a material adverse change to your title or a material reduction in your job duties or responsibilities; (B) without your prior written approval, the Company requires you to relocate to a facility or location more than thirty-five (35) miles from the location of the primary location at which you were working for the Company immediately before the required change of location; (C) except as otherwise agreed by you, any reduction of your base salary in effect immediately prior to such reduction (other than as part of an across-the board, proportional reduction); or (D) following a Change of Control, the failure of a successor entity to assume this letter agreement.  Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above, as a condition to receiving any benefits triggered by a Constructive Termination, you must provide notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) days in which to cure such condition.  Additionally, in the event the Company fails to cure the condition within the cure period provided, as a condition to receiving any benefits triggered by a Constructive Termination, you must terminate employment with the Company within thirty (30) days of the end of the cure period.

e. Disability. For the purposes of this letter agreement, "Disability" means "disability" within the meaning of Section 22(e)(3) of the Code.

4. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a "separation from service" as defined in Section 409A of the Code and the regulations thereunder ("Section 409A").  Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such

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termination of employment to be a "specified employee" under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(l)(B) in the absence of such a deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a "short-term deferral" within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

5. Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this Agreement shall be either:

a. delivered in full; or

b. delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, (with first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, then (i) employee benefits that are subject to Section 409A of the Code as deferred compensation and (ii) employee benefits not subject to Section 409A of the Code and then a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section shall be made in writing by an accounting firm to be selected by reasonable agreement between you and the Company, whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6. Other Agreements. This Attachment A sets forth the terms of the benefits you are eligible to receive in the event your employment with the Company is terminated in the manner described herein and supersedes any prior representations or agreements, whether written or oral.  In the event of a conflict between the terms of this Attachment A and any other agreement you have entered into with the Company (including the cover letter to this Attachment A), the terms of this Attachment A shall apply.   By signing below, you hereby agree to waive any rights you have relating to severance benefits that may be

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contained in your offer letter of employment (including, but not limited to, benefits related to salary, bonus, continuation of benefits, and the acceleration of vesting of equity awards), any stock option or other equity award, or any other agreement or award you have previously entered into with or received from the Company (including prior versions of this award).  The definitions, terms and conditions contained herein may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.

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ACCEPTED AND AGREED:

Kenneth Gianella

/s/ Kenneth P. Gianella
Signature

Kenneth P. Gianella
Name

2/10/2015
Date

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